Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598
Certified Public Accountants

August 12, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K dated August 12, 2016, of Datasea, Inc. and are in agreement with the statements contained in the first, second, third, fourth and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Paritz & Company, P.A.

Hackensack, New Jersey